Exhibit 99

3M Anticipates New U.S. Healthcare Law to Result in One-Time Charge of

$85 - $90 Million After Tax in First Quarter of 2010

ST. PAUL, Minn. — Mar. 26, 2010 — 3M Company (NYSE: MMM) said today that it expects to record a one-time non-cash charge of $85 to $90 million after tax, or approximately 12 cents per share, in the first quarter of 2010, resulting from the recently enacted Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 passed by Congress on March 25, 2010.  The charge is due to a reduction in the value of the company’s deferred tax asset as a result of a change to the tax treatment of Medicare Part D reimbursements. The company’s 2010 GAAP earnings expectations, as provided in 3M’s Form 8-K dated January 28, 2010, were based on tax law in effect as of that date and therefore did not include the impact of the Act.

Forward-Looking Statements
This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under “Risk Factors” in Part I, Item 1A. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M
A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $23 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 65 countries.

Investor Contact: Matt Ginter	Media Contact: Jacqueline Berry
3M	3M
(651) 733-8206	(651) 733-3611